DRIEHAUS MUTUAL FUNDS

Written Instrument Establishing and Designating

Driehaus Frontier Emerging Markets Fund

The undersigned, the Trustees of the Driehaus Mutual Funds (the “Trust”), a statutory trust organized pursuant to an Amended and Restated Declaration of Trust dated June 6, 2013 (the “Declaration of Trust”), pursuant to Section 6.2 of Article VI of the Declaration of Trust, do hereby establish and designate a new series of Interests of the Trust to be known as the “Driehaus Frontier Emerging Markets Fund” (the “New Series”). The relative rights and preferences of the New Series are set forth herein and are subject always to the Declaration of Trust and the Investment Company Act of 1940, as amended (the “1940 Act”), and the rules and regulations thereunder.

1. The New Series shall be authorized to hold cash and invest in securities and instruments and use investment techniques as described in its registration statement under the Securities Act of 1933, as amended from time to time.

2. As provided in or not inconsistent with the Declaration of Trust and except as provided below, each Interest of the New Series shall be redeemable at a redemption price equal to the net asset value per Interest of the New Series determined in accordance with the Declaration of Trust. Each Interest of the New Series is subject to redemption at any time and at a price described in the Declaration of Trust, if the Trustees determine in their sole discretion and by a majority vote that it is in the best interest of the Trust, New Series or Interest to so redeem or upon such other conditions as may from time to time be determined by the Trustees and set forth in the then current Prospectus of the New Series with respect to maintenance of Holder accounts of a minimum amount. Each Interest shall have the voting, dividend and distribution, purchase, redemption and other rights, preferences, powers, restrictions, limitations, qualifications, terms and conditions, as set forth in the Declaration of Trust.

3. Each Holder shall be entitled to one vote for each whole Interest standing in their name on the books of the Trust, and each fractional Interest shall be entitled to a proportionate fractional vote, irrespective of the series, and all Interests of all series shall vote together as a single class; provided, however, that (a) as to any matter with respect to which a separate vote of one or more series thereof is permitted or required by the 1940 Act, such requirement as to a separate vote by such series thereof shall apply in lieu of all Interest of all series thereof voting together; and (b) as to any matter which affects only the interests of one or more series, only the Holders of the one or more affected series shall be entitled to vote, and each such series shall vote as a separate series. Any matter shall be deemed to have been effectively acted upon with respect to the New Series if acted upon as provided in Rule 18f-2 under the 1940 Act or any successor rule and in the Declaration of Trust.

4. The Trustees (including any successor Trustees) may divide Interests of the New Series into two or more classes. As provided in the Declaration of Trust, the Trustees may determine the relative rights and preferences and privileges of the classes of the New Series.

5. The Trustees (including any successor Trustees) shall have the right at any time to divide or combine Interests of the New Series into a greater or lesser number of Interests of the New Series without thereby changing the proportionate beneficial interest in the New Series. The Trustees may issue Interests of any new series for such consideration and on such terms as they may determine or as otherwise provided in the Declaration of Trust.

IN WITNESS WHEREOF, the undersigned have this 23rd day of October, 2014 signed these presents, in one or more counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same document.

/s/ Theodore J. Beck	/s/ Richard H. Driehaus
Theodore J. Beck	Richard H. Driehaus

/s/ Francis J. Harmon	/s/ A.R. Umans
Francis J. Harmon	A.R. Umans

/s/ Dawn M. Vroegop	/s/ Daniel F. Zemanek
Dawn M. Vroegop	Daniel F. Zemanek